Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2011, relating to the consolidated financial statements and financial statement schedules of CenterPoint Energy, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CenterPoint Energy, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
April 21, 2011